Exhibit 10.1

March 16, 2018

Brands International Corporation

Attn: Mark Rubinoff, CEO

Via email

RE: Amendment #2 for the 12-26-17 Letter of Intent Termination Date to April 20, 2018

Dear Mr. Rubinoff:

Novo Integrated Sciences, Inc., a Nevada corporation (“NIS”) and Brands International Corporation (the parties”) are parties to the Letter of Intent, dated 12-26-17, as attached hereto as Exhibit A (the “LOI”). Additionally, effective January 30, 2018, the parties amended the termination date of 12-26-17 Letter of Intent to March 20, 2018 as attached hereto as Exhibit B.

The purpose of this letter is to amend the LOI to extend the termination date therein. As we have discussed, the “Termination Date” for all purposes under the LOI is hereby amended to be April 20, 2018. The LOI, as amended herein, shall remain in full force and effect.

We continue to look forward to working with you to complete the transaction successfully and expeditiously. If the foregoing correctly sets forth your understanding, please execute a copy of this Letter in the space set forth below and return to me.

Sincerely,

Novo Integrated Sciences, Inc.

By:	/s/ Christopher David
Name:	Christopher David
Title:	President

Agreed and accepted:

Brands International Corporation

By:	/s/ Mark Rubinoff
Name:	Mark Rubinoff
Title:	Chief Executive Officer

11120 NE 2nd Street, Suite 200 Bellevue, WA 98004 USA

Phone: (206) 617-9797

www.novointegrated.com

EXHIBIT A

NOVO INTEGRATED SCIENCES INC.

December 20, 2017

Brands International Corporation

Attn: Mark Rubinoff, CEO

RE: Letter of Intent for the Acquisition by Novo Integrated Sciences Inc. of 60% of all issued and outstanding equity stock of Brands International Corporation in exchange for Debt Financing arranged or provided by Novo Integrated Sciences Inc.

Mr. Rubinoff,

This binding letter of intent (“LOI” or “Letter”) is to generally record terms and conditions of the proposed agreement whereby Novo Integrated Sciences Inc., a Nevada corporation (“NVOS” or “Novo”) will acquire sixty percent (60%) of all issued and outstanding shares of Brands International Corporation, a limited company incorporated under the laws of Ontario (“BRANDS”) in exchange for the arrangement of secured debt financing arranged or provided by NVOS in exchange NVOS will receive sixty percent (60%) of all share capital of BRANDS (the “Transaction”). This Letter represents only our good-faith intention to negotiate and execute a Definitive Agreement in a form acceptable to both NVOS and BRANDS.

Statements below as to what we, or you, will do, or agree to do, or the like, are so expressed for convenience only, and are understood in all instances (except for the items identified below in Section 9 and Section 10) to be subject to our mutual continued willingness to proceed with the Transaction.

The following paragraphs reflect our understanding of the Transaction (as defined below) but do not constitute a complete statement of, or legally binding or enforceable agreement or commitment that can be interpreted as a definitive agreement, with respect to the matters described therein until such time as a definitive agreement has been completed:

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1.	Structure: The parties intend to enter into a share transfer transaction or other similar business combination in which:

i.	Prior to, and as a condition of closing, BRANDS will take the necessary and appropriate steps to identify all capital stock, options, warrants or any other form of promise resulting in the issuing of stock now or at any time in the future.

ii.	Novo will provide or arrange TWO MILLION THREE HUNDRED AND FIFTY THOUSAND CANADIAN DOLLARS (CAD$2,350,000) in debt financing at a rate of no more than ten percent (10%) per annum and no less than eight percent (8%) per annum, with a term to be negotiated and BRANDS will transfer 60% percent of all share capital in BRANDS to NVOS.

iii.	Upon completion of the Transaction, NVOS will own 60% of all the issued and outstanding shares of BRANDS and BRANDS shall be a partially- owned foreign subsidiary of NVOS.

iv.	NVOS and Mark Rubinoff will enter into a mutually agreed upon unanimous shareholder agreement.

v.	NVOS will enter into a management agreement with Mark Rubinoff and DJ Rubinoff.

vi.	NVOS will provide Mark Rubinoff with a buy out structure for the remaining forty percent of the BRANDS’ shares with a trigger date of twenty-four months from the Transaction closing.

2.	Due Diligence: The parties will work promptly to carry out all required due diligence in respect of the proposed Transaction including without limitation, the completion of standard business, legal and other inquiries and a review of applicable laws and regulations. The parties will afford each other, its employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect and investigate the business and financial affairs of the other party.

3.	Definitive Agreement. We mutually agree to proceed reasonably and in good faith toward negotiation and execution of definitive documentation which shall contain the terms and conditions set out in the LOI and such other terms, conditions, indemnities, representations, warranties, covenants as are customary for transactions of this nature (the “Definitive Agreement”). The parties shall cooperate in structuring the Transaction in the most effective manner having regard to applicable tax, corporate, and securities laws.

4.	Regulatory Approvals and Contractual Consents: Each of the parties will use its commercially reasonable best efforts to obtain:

i.	the necessary board approvals and shareholder approvals for the Transaction prior to the execution of the Definitive Agreement; and

ii.	all necessary regulatory approvals (including approvals from any licensing authorities) and third-party consents and the necessary shareholder approvals prior to the closing of the Transaction and to cooperate in providing any submissions necessary to affect the Transaction.

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5.	Other Conditions. The Definitive Agreement shall include, but will not be limited to, the following:

i.	the parties having completed a due diligence investigation the results of which are satisfactory to the parties their sole discretion;

ii.	at the time of the Transaction, BRANDS will have no liabilities, contingent or otherwise, unless such liabilities have been specifically agreed to by NVOS in writing;

iii.	BRANDS will have received all regulatory approvals required to complete the Transaction;

iv.	the parties agree to cooperate to prepare for filing the necessary current reports with the Securities and Exchange Commission with respect to the Transaction, including a Form 8-K, within the regulatory required time limits following the closing of the Transaction if required.

v.	the representations and warranties of contained herein shall be true and correct in all material respects as of the closing of the Transaction; and

vi.	no material adverse change shall have occurred in the business, assets, liabilities, results, financial condition, affairs or prospects of BRANDS from the date hereof to the closing of the Transaction.

6.	Confidentiality: Each party agrees that, subject to compliance with applicable laws, it will keep confidential, and not release to any other person, this proposal, the contents of this Binding Letter of Intent and any of the proprietary business, technical or other information obtained by it during its due diligence inquiries and any related negotiations. Each party’s obligations in this respect shall survive the closing of the Transaction or any termination of the proposed Transaction between the parties or the termination of this LOI.

7.	Disclosure: No public announcement concerning the Transaction contemplated herein or the status of the discussions between the parties hereto shall be made by either party unless and until the same has been approved by both parties hereto, unless such disclosure is required by any government laws, rules or regulations, by any government regulatory authorities or any stock exchange having jurisdiction over either party provided prior written notice is provided to the other party respecting such disclosure or public announcement and such party has been provided reasonable opportunity to review and comment on the proposed disclosure.

8.	Costs: The parties will each be solely responsible for and bear their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Transaction. Each party’s obligations in this respect shall survive the closing of the Transaction or any termination of the proposed Transaction between the parties. It is expressly understood that both parties’ counsel will be together, responsible for preparing the documents required to complete the Transaction including the filing statement required to be filed with the Exchange in connection with the Transaction.

9.	Exclusivity: The parties hereby agree that from the date hereof until the earlier of (i) January 30, 2018 (the “Termination Date”) and (ii) the date the parties enter into the Definitive Agreement, at which time this LOI shall automatically become null and void and of no further force or effect, that neither party, their respective directors, officers, agents and representatives will, directly or indirectly:

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i.	solicit, initiate or encourage the initiation of any expression of interest, inquiries or proposals regarding, constituting or that may reasonably be expected to lead to any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidations, dissolution, share exchange, sale of material assets involving the parties or a proposal or offer to do so (the “Acquisition Proposal”) (including without limitation, any grant of an option or other right to take any such action);

ii.	participate in any discussions or negotiations regarding an Acquisition Proposal;

iii.	accept or enter into, or propose publicly to accept or enter into, any agreement, letter of intent, memorandum of understanding or any arrangement in respect of an Acquisition Proposal; and

iv.	otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any person to do any of the foregoing.

v.	Brands shall not solicit funds in any secured or unsecured debt form resulting in a change in the company’s financials unless NVOS is made aware of such solicitation in writing.

10.	Binding Effect: The consummation of the Transaction is subject to the entry of the Definitive Agreement and, except for this Section 10 and Section 6 (Confidentiality), Section 7 (Disclosure), Section 8 (Costs), Section 9 (Exclusivity), Section 11 (Termination) and Section 12 (Governing Laws) that are intended to create binding obligations, it is understood that no legal obligation or liability will be created by this letter of intent as against the parties. The Definitive Agreement is subject to the board approval of each of the parties.

11.	Termination: If the Definitive Agreement is not negotiated and executed by both parties on or before the Termination Date, or such other date as agreed to by the parties in writing, the terms of this LOI will be of no further force or effect except for Section 6
(Confidentiality), Section 8 (Costs) and Section 12 (Governing Laws), which sections will remain in effect for a period of one (1) year following the date this LOI is terminated.

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12.	Governing Laws: This Letter of Intent will be governed by and be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties agree that any dispute arising out of or relating to this LOI shall be subject to the exclusive jurisdiction of the courts in and for the Province of Ontario and each party agrees to submit to the personal and exclusive jurisdiction and venue of such courts. Governing law and jurisdiction regarding the Definitive Agreement shall be negotiated between and agreed to by the parties and set out in the Definitive Agreement.

If the terms outlined above are acceptable, please sign and date this Letter of Intent in the space provided below and return a signed copy to the undersigned.

Very truly yours,
/s/ Chris David
President

Acknowledged and Accepted

/s/ Chris David	December 26, 2017
Chris David, President	Date
Novo Integrated Sciences Inc.

Acknowledged and Accepted:

/s/ Mark Rubinoff	December 21, 2017
Mark Rubinoff, CEO Date
Brands International Corporation

EXHIBIT B

January 30, 2018

Brands International Corporation

Attn: Mark Rubinoff, CEO

Via email

RE: Amend the 12-26-17 Letter of Intent Termination Date to March 20, 2018

Dear Mr. Rubinoff:

Novo Integrated Sciences, Inc., a Nevada corporation (“NIS”) and Brands International Corporation are parties to the Letter of Intent, dated 12-26-17, as attached hereto as Exhibit A (the “LOI”).

The purpose of this letter is to amend the LOI to extend the termination date therein. As we have discussed, the “Termination Date” for all purposes under the LOI is hereby amended to be March 20, 2018. The LOI, as amended herein, shall remain in full force and effect.

We continue to look forward to working with you to complete the transaction successfully and expeditiously. If the foregoing correctly sets forth your understanding, please execute a copy of this Letter in the space set forth below and return to me.

Sincerely,

Novo Integrated Sciences, Inc.

By:	/s/ Christopher David
Name:	Christopher David
Title:	President

Agreed and accepted:

Brands International Corporation

By:	/s/ Mark Rubinoff
Name:	Mark Rubinoff
Title:	Chief Executive Officer

11120 NE 2nd Street, Suite 200 Bellevue, WA 98004 USA

Phone: (206) 617-9797

www.novointegrated.com